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                                                                     EXHIBIT 5.1

                                  July 16, 1998


Integrated Process Equipment Corp.
911 Bern Court
San Jose, California  95112


         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Integrated Process Equipment Corp., a Delaware corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about July 16, 1998, in connection with the registration under the Securities Act of 1933, as amended, of 200,000 shares of Common Stock, $.01 par value (the "Shares"), underlying options to purchase Common Stock granted to Roger D. McDaniel ("McDaniel") under Section 3(d) of the Executive Employment Agreement (the" Agreement") between McDaniel and Registrant dated August 20, 1997. As your legal counsel in connection with this transaction, we have reviewed the proceedings taken by you in connection with the issuance and sale of the Shares pursuant to the Agreement.

         It is our opinion that, when issued and sold in the manner described and pursuant to the agreement which accompanies the grant, the options to purchase 200,000 shares of Common Stock and the underlying 200,000 shares Common Stock to be issued upon exercise will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.


                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation


                                            /s/ Wilson Sonsini Goodrich & Rosati
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